                                                RULE NO. 424(b)(2)
                                                REGISTRATION NOS. 333-31333 AND
                                                                  333-78563

Prospectus Supplement to Prospectus dated May 21, 1999

$1,100,000,000

GTE Corporation [LOGO]

Floating Rate Debentures Due 2000

Maturity                                 Ranking

 . The floating rate debentures will      . The floating rate debentures are
  mature on June 2, 2000.                  unsecured and rank equally with all
                                           of our other senior unsecured debt.

Interest                                 The Company

 . The floating rate debentures will      . Our principal executive offices are
  bear interest at three-month LIBOR       located at 1255 Corporate Drive,
  minus .081% and will be reset            SVC04C08, Irving, Texas 75038. Our
  quarterly. Interest on the floating      telephone number is (972) 507-5000.
  rate debentures is payable on
  September 2, 1999, December 2,         Listing
  1999, March 2, 2000 and at
  maturity.                              . We do not intend to list the
                                           floating rate debentures on any
 . Interest on the floating rate            securities exchange.
  debentures will accrue from June 2,
  1999.


Redemption

 . We cannot redeem the floating rate
  debentures prior to maturity.

             -----------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the floating rate debentures or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

             -----------------------------------------------------

 . Chase Securities Inc., the             . The floating rate debentures will
  underwriter, has agreed to purchase      be delivered to the underwriter in
  the floating rate debentures from        book-entry only form through the
  us at 100% of their principal            book-entry delivery system of The
  amount, resulting in proceeds to us      Depository Trust Company on or
  before expenses of $1,100,000,000.       about June 2, 1999.


 . The underwriter proposes to offer      . The underwriter will purchase the
  the floating rate debentures to          floating rate debentures from us on
  investors from time to time for          a firm commitment basis and offer
  sale in negotiated transactions at       them to you, subject to certain
  prices based upon prevailing market      conditions.
  prices at the time of sale.


Chase Securities Inc.

             -----------------------------------------------------

            The date of this prospectus supplement is May 25, 1999.

We are offering to sell the floating rate debentures only in places where sales are permitted.

                               ----------------

                               TABLE OF CONTENTS



                                      Page
                                      ----
        Prospectus Supplement


About this Prospectus Supplement..    S-3
Description of the Floating Rate
 Debentures.......................    S-3
Underwriting......................    S-5

                                      Page
                                      ----
                Prospectus
About this Prospectus..............    2
Where You Can Find More
 Information.......................    2
Recent Developments................    3
The Company........................    3
Use of Proceeds....................    4
Consolidated Ratios of Earnings to
 Fixed Charges.....................    4
Description of the Debt Securities.    4
Experts............................    8
Legal Matters......................    9
Plan of Distribution...............    9

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the prospectus that follows carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the floating rate debentures and the prospectus contains information about our debt securities generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The information in this prospectus supplement is accurate as of May 25, 1999. We have not authorized anyone else to provide you with different information.

DESCRIPTION OF THE FLOATING RATE DEBENTURES

Principal Amount, Maturity and Interest

We are issuing $1,100,000,000 of our floating rate debentures which will mature on June 2, 2000. The floating rate debentures will bear interest at three-month LIBOR minus .081%.

We will pay interest quarterly in arrears on September 2, 1999, December 2, 1999, and March 2, 2000, each an interest payment date, and on the maturity date. If any of the quarterly interest payment dates listed above falls on a day that is not a business day we will postpone the interest payment date to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. Interest on the floating rate debentures will be computed on the basis of a 360 day year for the actual number of days elapsed.

Interest on the floating rate debentures will accrue from, and including, June 2, 1999, to, and excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We will refer to each of these periods as an "interest period." The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the floating rate debentures by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from June 2, 1999, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

If the maturity date of the floating rate debentures falls on a day that is not a business day, we will pay principal and interest on the next succeeding business day, but we will consider that payment as being made on the date that the payment was due to you. Accordingly no interest will accrue on the payment for the period from and after the maturity date to the date we make the payment to you on the next succeeding business day.

The interest payable by us on a floating rate debenture on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the floating rate debenture is registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date. However, interest that we pay on the maturity date, will be payable to the person to whom the principal will be payable.

When we use the term "business day" we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided, that the day is also a London business day. "London business day" means any day on which dealings in United States dollars are transacted in the London interbank market.

The interest rate on the floating rate debentures will be calculated by the calculation agent appointed by us and will be equal to LIBOR minus .081%, except that the interest rate in effect for the period from June 2, 1999 to September 2, 1999, the initial interest reset date, will be established by us as the rate for deposits in United States dollars having a maturity of three months commencing on June 2, 1999 that appears on Telerate Page 3750 as of 11:00 A.M., London time, on May 31, 1999, minus .081%. The calculation agent will reset the interest rate on each interest payment date, each of which we will refer to as an "interest reset date." The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date, except that the interest rate in effect for the period from and including June 2, 1999 to the initial interest reset date will be the initial interest rate.

"LIBOR" will be determined by the calculation agent in accordance with the following provisions:

(i) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Telerate Page 3750 as of 11:00 A.M., London time, on that interest determination date. If no rate appears, LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (ii) below.

(ii) With respect to an interest determination date on which no rate appears on Telerate Page 3750, as specified in (i) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

"Telerate Page 3750" means the display designated as "Page 3750" on Bridge Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.


Form

The floating rate debentures will be issued in book-entry only form.


Redemption

We cannot redeem the floating rate debentures before they mature.


Additional Information

See "Description of the Debt Securities" in the accompanying prospectus for additional important information about the floating rate debentures. That information includes:

 . additional information about the terms of the floating rate debentures;

 . general information about the indenture and the trustee;

 . a description of certain restrictions; and

 . a description of events of default under the indenture.

UNDERWRITING

Chase Securities Inc., the underwriter, has agreed to purchase all of the floating rate debentures from us according to the terms of our purchase agreement.

If all of the conditions under the purchase agreement have been met, the underwriter will purchase all of the floating rate debentures.

We will also pay our issuing expenses estimated at $375,000. We filed a form of the purchase agreement with the Securities and Exchange Commission as an exhibit to our registration statement covering the floating rate debentures.

The underwriter has advised us that it proposes to offer the floating rate debentures to the public from time to time in negotiated transactions at prices based upon prevailing market prices at the time of sale. In connection with the sale of any floating rate debentures, the underwriter may be considered to have received compensation from us equal to the difference between the amount received by the underwriter in that sale and the price at which the underwriter purchased the floating rate debentures from us. In addition, the underwriter may sell the floating rate debentures to or through certain dealers, and those dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter or from any purchasers of the floating rate debentures for whom it may act as agent (which may be in excess of customary compensation).

The floating rate debentures are an issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriter has advised us that it intends to make a market in the floating rate debentures, but it is not obligated to do so. The underwriter may discontinue any market making in the floating rate debentures at any time in its sole discretion. No assurance can be given as to the liquidity of any trading market for the floating rate debentures.

In connection with the offering of the floating rate debentures, the underwriter may engage in overallotment and short covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Short covering transactions involve purchases of the floating rate debentures in the open market after the distribution has been completed in order to cover short positions. Short covering transactions may cause the price of the floating rate debentures to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in short covering transactions, it may discontinue them at any time.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriter may be required to make in respect of any of those liabilities.

Chase Securities Inc. or its affiliates have provided commercial or investment banking services to us and certain of our affiliates, and may provide these services in the future.

PROSPECTUS

                                 $3,000,000,000

                            GTE Corporation [LOGO]


                                DEBT SECURITIES


              --------------------------------------------------

GTE Corporation intends to offer at one or more times debt securities with a total offering price not to exceed $3,000,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.


              --------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                  May 21, 1999

TABLE OF CONTENTS

 About this Prospectus......................................................   2
 Where You Can Find More Information........................................   2
 Recent Developments........................................................   3
 The Company................................................................   3
 Use of Proceeds............................................................   4
 Consolidated Ratios of Earnings to Fixed Charges...........................   4
 Description of the Debt Securities.........................................   4
 Experts....................................................................   8
 Legal Matters..............................................................   9
 Plan of Distribution.......................................................   9

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings with a total offering price not to exceed $3,000,000,000. This prospectus provides you with a general description of the debt securities. Each time we sell debt securities, we will provide a prospectus supplement (and a pricing supplement, if any) that will contain specific information about the terms of that offering. The prospectus supplement or pricing supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of May 21, 1999. Please carefully read both this prospectus, any prospectus supplement and any pricing supplement together with additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. We also maintain a web site at http://www.gte.com. Our common stock is listed on the New York, Chicago and Pacific Stock Exchanges. We have also issued other securities which are listed on the New York Stock Exchange. Our SEC filings are also available at those exchanges.

Once our merger with Bell Atlantic Corporation described under "Recent Developments" is completed, our common stock will no longer be listed on any of these exchanges. Under the rules of the SEC, we may discontinue filing reports or other information with the SEC if each class of our debt securities is owned of record by less than three hundred persons and no class of our securities is listed on a stock exchange. Provided that these two circumstances occur, we could discontinue filing information with the SEC after we file an Annual Report on Form 10-K for the year in which our most recent series of debt securities is issued.


The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Information on our web site is not incorporated by reference into this prospectus. We incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the debt securities:

 .  Annual Report on Form 10-K for the year ended December 31, 1998;
 .  Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
 .  Current Reports on Form 8-K filed on January 20, January 26, April 5, April
   28 and May 10, 1999; and

 .  Joint Proxy Statement and Prospectus of GTE Corporation and Bell Atlantic
   Corporation filed on April 14, 1999.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

  Assistant Secretary
  GTE Corporation
  1255 Corporate Drive
  Mail Code: SVC04A34
  Irving, Texas 75038
  (972) 507-5243

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information.

RECENT DEVELOPMENTS

On July 28, 1998, we announced our intentions to combine in a merger of equals with Bell Atlantic Corporation. We are working diligently to complete the merger by the end of 1999. However, we must obtain the approval of a variety of state and federal regulatory agencies and, accordingly, the merger may close in the first half of 2000. Immediately after the merger, we will be a wholly-owned subsidiary of the combined company. More information about the merger is contained in our Joint Proxy Statement and Prospectus with Bell Atlantic filed on April 14, 1999, which is incorporated by reference in this prospectus.

Immediately after the merger, we will continue to be the sole obligor of our debt securities. Our merger agreement with Bell Atlantic does not provide for, or otherwise require, Bell Atlantic to assume or become a guarantor of any of our debt securities, including the debt securities offered by this prospectus. The Bell Atlantic financial information and the pro forma combined condensed financial information included or incorporated by reference in the Joint Proxy Statement and Prospectus, which is incorporated by reference in this prospectus, are for informational purposes only.

The indenture for our debt securities contains no covenants or other protections which would prevent us from transferring any of our assets, unless we were to transfer all or substantially all of our assets. While it is possible that transfers of assets between GTE and Bell Atlantic or other affiliated entities may take place after the merger, whether those transfers will occur and the nature, timing and extent of those transfers cannot be determined at this time.

On April 5, 1999, we announced an agreement to buy cellular properties from Ameritech Corporation for $3,270,000,000. The properties, located in Chicago, St. Louis and central Illinois, currently serve approximately 1.7 million subscribers. We will have a 93% equity interest in these properties and Georgetown Partners, a private investment firm, will hold the remaining 7%. These properties will provide us with more than 11 million additional potential wireless customers. When we refer to "potential wireless customers," we mean the number of people living in the relevant area served by our wireless operations, adjusted to reflect our ownership interests in these wireless operations. Under the terms of the definitive agreement, we expect to finalize the acquisition when Ameritech and SBC Corporation complete their merger later in 1999.

THE COMPANY

We are one of the largest publicly-held telecommunications companies in the world. Our domestic and international operations serve approximately 33 million access lines through subsidiaries in the United States, Canada and the Dominican Republic and through affiliates in Canada, Puerto Rico and Venezuela. We are a leading mobile-cellular operator in the United States, where we serve approximately 4.9 million wireless customers, and have the opportunity to serve approximately 61.9 million potential wireless customers. Outside the fifty states, we operate mobile-cellular networks serving approximately 3.2 million customers with the opportunity to serve approximately 26.4 million potential wireless customers through subsidiaries in Canada, Argentina and the Dominican Republic and affiliates in Puerto Rico, Canada, Venezuela and Taiwan.

Beginning in 1996, we became the first among our peers to offer "one-stop shopping" for local, long-distance and Internet access services. We are also a leader in directories and telecommunication-based information services and systems.

Our principal executive offices are located at 1255 Corporate Drive, SVC04C08, Irving, Texas 75038, telephone (972) 507-5000.

USE OF PROCEEDS

We will use the net proceeds from the sale of the debt securities:

 . to buy cellular properties in Chicago, St. Louis and central Illinois from Ameritech Corporation;

 . to repay short-term borrowings;

 . to invest in and advance to our subsidiaries to finance their operations; and

 . for general corporate purposes.

At March 31, 1999, our short-term borrowings (not including current maturities or short-term obligations expected to be refinanced on a long-term basis) were approximately $3,707,293,000 with an average annual interest rate of 4.958%.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

 Three Months   Years Ended December 31,
    Ended       ------------------------
March 31, 1999  1998 1997 1996 1995 1994
--------------  ---- ---- ---- ---- ----
     4.76       3.49 3.98 4.27 4.00 4.18

For these ratios, "earnings" have been calculated by adding income taxes and fixed charges to income before extraordinary charges, and "fixed charges" include interest expense, preferred stock dividends of subsidiaries, the additional income requirement to cover preferred dividends of subsidiaries, and the portion of rent expense representing interest. We added amounts applicable to entities that are at least 50%-owned to both earnings and fixed charges, and we deducted amounts applicable to minority interests from both earnings and fixed charges.

Our ratio for the three months ended March 31, 1999 includes special items that resulted in a pre-tax gain of $321,000,000 and our ratio for the year ended December 31, 1998 includes a pre-tax special charge of $755,000,000. Excluding those items and charge, these ratios would have been 3.92 and 3.96, respectively. The 1999 special items related to a gain associated with the merger of BC TELECOM Inc. and TELUS Corporation, partially offset by charges associated with voluntary and involuntary employee separation programs completed in early April 1999. The 1998 special charge related to actions taken in 1998 to sell or exit various business activities and reduce costs through employee reductions and related actions.

DESCRIPTION OF THE DEBT SECURITIES

General

We will issue the debt securities under an indenture between us and the trustee, The Bank of New York, dated as of December 1, 1996, as supplemented and amended. We have summarized selected provisions of the indenture below. This is a summary and is not complete. It does not describe all exceptions and qualifications contained in the indenture or the debt securities. You should read the indenture and the form of the debt securities we filed as exhibits to the registration statement for the debt securities for provisions that may be important to you. In the summary below, we have included references to article and section numbers of the indenture so that you can easily locate these provisions.

The debt securities will be unsecured and will rank equally with all our senior unsecured debt. The debt securities may be issued up to the principal amount that may be authorized by us. The indenture does not limit the amount of debt securities that may be issued and each series of debt securities may differ as to its terms. (SECTION 2.01)

A board resolution or officers' certificate may designate the specific terms relating to any new series of debt securities. (ARTICLE TWO) These terms will be described in a prospectus supplement (and a pricing supplement, if any) and will include the following:

 . title of the series;
 . total principal amount of the series;
 . maturity date or dates;
 . interest rate and interest payment dates;
 . any redemption dates, prices, obligations and restrictions; and . any other terms of the series.

Form and Exchange

The debt securities will normally be denominated in United States dollars in which case we will pay principal, interest and any premium in United States dollars. We may, however, denominate any series of debt securities in another currency or composite currency. Payments of principal, interest and any premium would then be in that currency or composite currency and not United States dollars. We will also normally issue the debt securities in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York, which we refer to as "DTC," or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

Alternatively, we may issue the debt securities in certificated form registered in the name of the debt security holder. Under these circumstances, holders may receive certificates representing the debt securities. Debt securities in certificated form will be issued only in increments of $1,000 and will be exchangeable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as "certificated." (ARTICLE
TWO)

Original Issue Discount

We may issue any series of debt securities as "original issue discount securities." They will state on their face that they are original issue discount securities. Generally, if this type of debt security is required to be paid before its stated maturity date, less than the face amount will be paid to you. The prospectus supplement or any pricing supplement will describe United States Federal income tax considerations and other special considerations that may apply to any original issue discount securities we issue.

Redemption Provisions, Sinking Fund and Defeasance

We may redeem some or all of the debt securities at our option subject to the conditions stated in the prospectus supplement or any pricing supplement relating to that series of debt securities. (ARTICLE THREE) If a series of debt securities is subject to a sinking fund, the prospectus supplement or pricing supplement will describe those terms.

The indenture permits us to discharge or "defease" certain of our obligations on any series of debt securities at any time. We may defease by depositing with the trustee sufficient cash or government securities to pay all sums due on the debt securities of the series. (ARTICLE ELEVEN)

Book-Entry Procedures

The following discussion pertains to debt securities that are issued in book-entry only form.

One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Under book-entry only, we will not issue certificates to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee, or us.

Debt securities represented by a global security would be exchangeable for debt security certificates with the same terms in authorized denominations only if:

 . DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

 . we deliver to the trustee an order that the global security shall be exchangeable.

The following Year 2000 disclosure has also been provided to us by DTC: DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely

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payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Restrictions

The debt securities will not be secured. However, if we at any time incur other debt or obligations secured by a mortgage or pledge on any of our property, the indenture requires us to secure the debt securities equally with the other debt or obligations for as long as they remain secured. Exceptions to this requirement include the following:

 . purchase money mortgages or conditional sales agreements on property acquired after December 1, 1996, or pre-existing mortgages;

 . certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

 . mechanics' and similar liens in the ordinary course of business; and

 . when we own debt of our subsidiaries, we can permit other creditors of these subsidiaries to be repaid before we are repaid. (SECTION 4.05)

We may issue or assume an unlimited amount of debt under the indenture. As a result, the indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale value of the debt securities. (SECTION 2.01)

Changes to the Indenture

The indenture may be changed with the consent of holders owning more than 50% in principal amount of the outstanding debt securities of each series affected by the change. However, we may not change your principal or interest payment terms, or the percentage required to change other terms of the indenture, without your consent, as well as the consent of others similarly affected. (SECTION 9.02)

We may enter into supplemental indentures for other specified purposes including the creation of any new series of debt securities, without the consent of any holder of debt securities. (SECTIONS 2.01, 9.01 and 10.01)

Consolidation, Merger or Sale

We cannot merge with another company or sell or transfer all or substantially all of our property to another company unless:

 . we are the continuing corporation; or

 . the successor corporation expressly assumes:

 --payment of principal, interest and any premium on the debt securities; and

 --performance and observance of all covenants and conditions in the Indenture.

(SECTIONS 10.01 and 10.02)

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Events of Default

"Event of default" means with respect to any series of debt securities any of the following:

 . failure to pay interest on that series of debt securities for 30 business days after payment is due;

 . failure to pay principal or any premium on that series of debt securities when due;

 . failure to perform any other covenant relating to that series of debt securities for 90 days after we are given written notice; or

 . certain events in bankruptcy, insolvency or reorganization.

An event of default for a particular series of debt securities does not necessarily impact any other series of debt securities issued under the Indenture. (SECTION 6.01)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series (or for any original issue discount series, the required amount which may be less than the principal) to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the debt securities of that series can rescind the declaration if we have deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 6.01)

The holders of more than 50% of the principal amount of any series of the debt securities may, on behalf of the holders of all the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 6.06) We are required to file an annual certificate with the trustee stating whether we are in compliance with all the conditions and covenants under the indenture. (SECTION 5.03)

Concerning the Trustee

Within 90 days after a default occurs, the trustee must notify the holders of the debt securities of the series of all defaults known to the trustee if we have not remedied them (default is defined for this purpose to include the events of default specified above absent any grace periods or notice). The trustee may withhold notice to the holders of such debt securities of any default (except in the payment of principal, interest or any premium) if it in good faith considers such withholding in the interest of the holders. (SECTION 6.07)

Prior to an event of default, the trustee is required to perform only the specific duties stated in the indenture and, after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 7.01) The trustee is not required to take any action permitted by the indenture at the request of any holders of debt securities, unless such holders protect the trustee against costs, expenses and liabilities. (SECTION 7.02) The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 7.01)

We have a deposit account and a normal commercial banking relationship with the trustee. The trustee also serves as trustee on other indentures under which we have unsecured debt securities outstanding. If a default occurred on any debt securities and/or any of those other outstanding unsecured debt securities, The Bank of New York may be required to resign as trustee for the debt securities within 90 days of default unless the default were cured, duly waived or otherwise eliminated.

EXPERTS

The consolidated financial statements included in GTE Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated in this prospectus and in the

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registration statement by reference, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon dated January 28, 1999, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

The consolidated financial statements and consolidated financial statement schedule incorporated in this prospectus and in the registration statement by reference to the Joint Proxy Statement and Prospectus of GTE and Bell Atlantic Corporation have been so incorporated in reliance on the report (which contains an explanatory paragraph stating that, in 1996, Bell Atlantic changed its method of accounting for directory publishing revenues and expenses) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

William P. Barr, Esq., our Executive Vice President-Government & Regulatory Advocacy, General Counsel, or his successor, will issue an opinion about the validity of the debt securities for us. Milbank, Tweed, Hadley & McCloy LLP of New York, New York will issue an opinion for the agents or underwriters. As of February 26, 1999, Mr. Barr was the beneficial owner of 209,700 shares of our common stock, including shares which may be acquired within 60 days pursuant to the exercise of stock options.

PLAN OF DISTRIBUTION

We may sell any series of debt securities:

 . through underwriters or dealers;

 . through agents; or

 . directly to one or more purchasers.

A prospectus supplement or pricing supplement will include:

 . the names of any underwriters, dealers or agents;

 . the purchase price of the debt securities;

 . our proceeds from such sale;

 . any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

 . any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will buy the debt securities for their own account. The underwriters may then resell the debt securities in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

We will only offer the debt securities in states where the offer is permitted by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total principal amount of debt securities offered, the non-defaulting underwriters must purchase the debt securities agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total principal amount of the debt securities, we may, at our option, sell less than all the debt securities offered.

Underwriters and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive from the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.


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